Exhibit 99.6

Special Investment Election Form

Federal Savings Bank 401(k) Plan (the “401(k) Plan”)

THIS IS A SPECIAL, ONE-TIME INVESTMENT ELECTION FORM TO BE USED IN CONNECTION WITH THE FIRST SEACOST BANCORP STOCK OFFERING.

IF YOU WISH TO PLACE A STOCK ORDER THROUGH THE 401(k) PLAN, RETURN THIS FORM TO SHARON ZACHARIAS, AT FEDERAL SAVINGS BANK, BY HAND DELIVERY, REGULAR MAIL OR FACSIMILE, NO LATER THAN 5:00 P.M., EASTERN TIME, ON JUNE 11, 2019. THE ADDRESS AND PHONE NUMBER OF FEDERAL SAVINGS BANK ARE 633 CENTRAL AVENUE, DOVER, NEW HAMPSHIRE 03820; (603) 742-4680.

SECTION A: NAME / SOCIAL SECURITY #

PRINT: Last Name	First Name	Middle	Social Security #

SECTION B: SPECIAL ONE-TIME INVESTMENT ELECTION

Participants with existing 401(k) Plan account balances may make a special one-time election to invest all or part of their account in First Seacoast Bancorp common stock in connection with First Seacoast Bancorp’s stock offering. The purchase price of the common stock in the offering is $10 per share. If you elect to invest through the 401(k) Plan, you must purchase a minimum of 25 shares ($250). Your election, plus any order you placed outside the 401(k) Plan using a stock order form, are together subject to a maximum purchase limit. Generally, no individual, or individuals through a single account held jointly, may purchase more than $150,000 of common stock (15,000 shares). If any of the following purchase shares of common stock, their purchases, in all categories of the offering combined, when combined with your purchases, cannot exceed 25,000 shares ($250,000): (a) any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of Federal Savings Bank; (b) companies in which you are an officer or partner or have a 10% or greater beneficial interest; (c) trusts or estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in any other fiduciary capacity; or (d) other persons who may be your associates or persons acting in concert with you. Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 25,000 shares ($250,000). Participants may transfer a portion of any current investment fund to First Seacoast Bancorp common stock in the 401(k) Plan. The transferred funds will be held in a short-term interest bearing account for several weeks until they are invested in common stock at the completion of the offering.

Indicate the percentage(s), in multiples of not less than 1%, of each existing investment option that you want to be transferred from your current plan investments to First Seacoast Bancorp common stock.

Source of Funds to be Transferred	Amount to be Transferred
MetLife Stable Value Fund	%
SSgA U.S. Bond Index Fund	%
SSgA Inflation Protected Bond Index Fund	%
SSgA S&P 500 Index Fund	%
SSgA Russell Large Cap Growth Index Fund	%
SSgA Large Cap Value Cap Value Index Fund	%
SSgA S&P Mid Cap Index Fund	%
SSgA Russell Small Cap Index Fund	%
SSgA REIT Index Fund	%
SSgA International Index Fund	%
SSgA Target Retirement 2015 Fund	%
SSgA Target Retirement 2020 Fund	%
SSgA Target Retirement 2025 Fund	%
SSgA Target Retirement 2030 Fund	%

Source of Funds to be Transferred	Amount to be Transferred
SSgA Target Retirement 2035 Fund	%
SSgA Target Retirement 2040 Fund	%
SSgA Target Retirement 2045 Fund	%
SSgA Target Retirement 2050 Fund	%
SSgA Target Retirement 2055 Fund	%
SSgA Target Retirement 2060 Fund	%
SSgA Target Retirement Index Fund	%

SECTION C: IMPORTANT CONSIDERATIONS

Your one-time election to invest all or a portion of your account in First Seacoast Bancorp common stock will be IRREVOCABLE. As you know, you are permitted to change your investment election among the various investment funds in the 401(k) Plan on a daily basis. However, you will not be permitted to change your investment election with respect to that portion of your account that you indicated above to be invested in First Seacoast Bancorp common stock in the offering. After this form has been submitted and processed, the dollar amount transferred in accordance with Section B above will be transferred to an interest-bearing cash account, pending the completion of the offering. You will not have access to the amounts placed in the interest-bearing cash account during the offering. Following the completion of the offering, you will be permitted to change your investment elections, including diversifying out of the investment in common stock. If some or all of the amount that you direct to be invested in First Seacoast Bancorp common stock cannot be used to purchase stock in the offering because the offering is oversubscribed, following the conclusion of the offering, the trustee will reinvest unused funds in the other investment funds in accordance with your then existing investment election for future contributions. Following the offering, you will not have the opportunity to purchase additional shares of First Seacoast Bancorp common stock (with your 401(k) Plan assets), but you will be able to direct the 401(k) Plan trustee to sell your shares of First Seacoast Bancorp common stock.

SECTION D: PURCHASER INFORMATION

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Priority 1: Eligible Account Holder – Check here if you were a depositor with at least $50 on deposit with Federal Savings Bank as of the close of business on December 31, 2017. Enter information below for all deposit accounts (IRA, individual, joint) in which you had an interest at Federal Savings Bank as of the close of business on December 31, 2017.

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Priority 2: Supplemental Eligible Account Holder (but not eligible for Priority 1) – Check here if were a depositor with at least $50 on deposit with Federal Savings Bank as of the close of business on March 31, 2019. Enter information below for all deposit accounts (IRA, individual, joint) in which you had an interest at Federal Savings Bank as of the close of business on March 31, 2019.

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Priority 3: Other Members (but not eligible for Priority 1 or 2) – Check here if you were a depositor with at least $50 on deposit with Federal Savings Bank as of the close of business on May 6, 2019 or were a borrower with Federal Savings Bank as of the close of business on May 6, 2019. Enter information below for all deposit accounts (IRA, individual, joint) and/or loans in which you had an interest as of the close of business on May 6, 2019.

☐	No Priority. I do not have a priority in my individual capacity in the subscription offering, but wish to place an order through the 401(k) Plan.

☐	No Election. I do not wish to make an election to purchase stock in the offering through my 401(k) Plan account.

Note:	Failure to list all of your accounts may result in the loss of part or all of your stock allocation in the event of oversubscription.

Account Title (Names on Accounts)	Account Number

SECTION E: PARTICIPANT AUTHORIZATION

I certify that I have received a copy of the Prospectus of First Seacoast Bancorp, which provides detailed information with respect to the offering of First Seacoast Bancorp common stock, and the accompanying Prospectus Supplement relating to the election to direct investments under the 401(k) Plan to First Seacoast Bancorp common stock. I understand that the value of the investments may fluctuate over time and that risks are associated with investing in the investment options I have selected. Furthermore, I authorize the 401(k) Plan administrator to execute my directions as set forth above. I understand these directions are irrevocable.

Participant Signature:	Date:

IMPORTANT: KEEP A COPY OF YOUR COMPLETED SPECIAL ELECTION SUBSCRIPTION FORM

FOR YOUR RECORDS

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